UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2017

SUPERIOR ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34037	75-2379388
(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

1001 Louisiana Street, Suite 2900 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 654-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

Superior Energy Services, Inc. (the “Company”) entered into a Fifth Amended and Restated Credit Agreement dated as of October 20, 2017 (the “Credit Agreement”) among the Company, as a guarantor, SESI, L.L.C., as the borrower (“SESI”), JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders named therein providing for a $300.0 million asset-based secured revolving credit facility (the “Credit Facility”). The Credit Facility will mature on October 20, 2022, except that if as of September 16, 2021 any portion of our existing Senior Notes due December 15, 2021 are outstanding on such date, then the Credit Facility will instead mature on September 15, 2022. The borrowing base under the Credit Facility will be determined by reference to SESI’s and the subsidiary guarantors’ billed and unbilled eligible accounts receivable, eligible inventory and eligible premium rental drill pipe less reserves established by the Administrative Agent in its permitted discretion. Availability under the facility will be the lesser of (i) the commitments, (ii) the borrowing base and (iii) the highest principal amount permitted to be secured under the indenture governing SESI’s 7.125% Senior Notes due 2021 without triggering the equal and ratable provisions thereof. At the closing of the Credit Agreement, availability was approximately $285.6 million, and may increase or decrease as a result of, among other things, changes in our and our subsidiaries’ consolidated tangible assets. Subject to certain conditions, at the Company’s request and with the consent of the participating lenders, the total commitments under the Credit Facility may be increased to $500.0 million. SESI’s obligations under the Credit Facility are guaranteed by the Company and all of SESI’s material domestic subsidiaries. The new revolving credit facility replaced SESI’s existing $300.0 million revolving credit facility, which was scheduled to mature in February 2019.

Borrowings under the Credit Facility will bear interest, at SESI’s option, at either an adjusted LIBOR rate plus an applicable margin per annum, or an alternate base rate plus an applicable margin per annum. The applicable margin for LIBOR rate loans will initially be 2.50% and will be adjusted on a sliding scale from 1.75% to 2.50% based on the Company’s consolidated total leverage ratio. In addition, SESI is required to pay commitment fees based on the daily unused amount of the Credit Facility in an amount per annum equal to an applicable percentage, which ranges from 0.25% to 0.50% and is determined based on the Company’s total leverage ratio.

The Credit Agreement contains various covenants with which we, SESI and our respective subsidiaries must comply, including, but not limited to, limitations on the incurrence of indebtedness, permitted investments, liens on assets, making distributions, transactions with affiliates, mergers, consolidations, dispositions of assets and other provisions customary in similar types of agreements. The Credit Agreement requires compliance with a fixed charge coverage ratio of 1.0 to 1.0 if availability under the Credit Agreement is (a) less than the greater of $37.5 million or 15% of the aggregate commitments.

The foregoing description of the Credit Agreement is a summary only and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Supplemental Indentures

On October 20, 2017, the Company, SESI, and certain of its subsidiaries entered into two Supplemental Indentures with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Supplemental Indentures were entered into pursuant to those certain Indentures by and among the Company, SESI, certain of the Company’s other subsidiaries and the Trustee, dated as of (a) August 17, 2017 with respect to SESI’s 7.750% Senior Notes due 2024 and (b) December 6, 2011 with respect to SESI’s 7.125% Senior Notes due 2021.

The purpose of the Supplemental Indentures was to add four of the Company’s subsidiaries as guarantors with respect to the notes issued under the respective Indentures. Copies of the Supplemental Indentures are attached hereto as Exhibits 4.1 and 4.2 and incorporated herein by reference. The foregoing description of the Supplemental Indentures is qualified in its entirety by reference to such exhibits.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1	Supplemental Indenture, dated as of October 20, 2017, among Superior Energy Services, Inc., SESI, L.L.C., the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.

4.2	Supplemental Indenture, dated as of October 20, 2017, among Superior Energy Services, Inc., SESI, L.L.C., the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.

10.1	Fifth Amended and Restated Credit Agreement, dated October 20, 2017, among Superior Energy Services, Inc., SESI, L.L.C., JPMorgan Chase Bank, N.A. and the lenders party thereto.

10.2	Guaranty and Collateral Agreement, dated October 20, 2017, among SESI, LLC, Superior Energy Services, Inc., the other Obligors party thereto and JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Robert S. Taylor
Robert S. Taylor
Executive Vice President, Treasurer and Chief Financial Officer

Dated: October 23, 2017